Exhibit 99.1

PokerTek Announces Investment Led by Board and Executives

MATTHEWS, N.C.--(BUSINESS WIRE)--May 16, 2011--PokerTek, Inc. (NASDAQ: PTEK) announced today that it has initiated a private placement of its common shares to accredited investors, including certain of the Company’s executives and members of its Board of Directors, and has received subscription agreements totaling $648,440.

Joseph Lahti, Mark Roberson, Lyle Berman, James Crawford and Gehrig White invested $260,000 to purchase an aggregate of 191,175 shares of common stock at $1.36 per share, the consolidated closing bid price on the NASDAQ Capital Market on May 12, 2011. Messrs. Lahti, Roberson, Berman and Crawford contributed cash to purchase common shares. Mr. White cancelled a portion of an outstanding note as consideration for his share purchase.

In addition to the purchases by executives and Board members, several non-affiliated accredited investors participated in the private placement investing $388,440 to purchase an aggregate of 314,986 shares, representing a 10 percent discount.

“This transaction provides growth capital to fund the expansion our recent Blackjack Pro launch. The initial units placed in the first quarter are performing above expectations, and, based on that performance, we are proceeding with plans to expand the installed base,” commented Mark Roberson, Chief Executive Officer. “We are confident in the future of PokerTek and look forward to increasing our dominant position in poker and expanding our product line with Blackjack Pro.”

About PokerTek, Inc.

PokerTek, Inc. (NASDAQ:PTEK) is a licensed gaming company headquartered in Matthews, NC that develops and distributes electronic table game solutions for the gaming industry. The company’s products are installed worldwide and include PokerPro and Blackjack Pro. For more information, visit: www.PokerTek.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are made in accordance with the Private Securities Litigation Reform Act of 1995. The forward-looking statements herein include, but are not limited to, the expected adoption of the PokerPro systems by gaming properties and other customers and the expected acceptance of the PokerPro systems by players. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures and general economic conditions, and our financial condition. These and other risks and uncertainties are described in more detail in our most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

CONTACT:
PokerTek, Inc.
Tracy Egan, 704-849-0860, ext. 106
VP of Marketing
investorrelations@pokertek.com